UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of Schedule and the date of its filing.

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April 17, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 28, 2009, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502.

All holders of record of Employers Holdings, Inc. common stock as of April 3, 2009 are entitled to vote at the 2009 Annual Meeting of Stockholders.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect four Directors for three-year terms expiring in 2012 and (ii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2008 is available at www.ematerials.com/eig.

This year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders electronically over the Internet. We believe that this e-proxy process expedites stockholders receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You can revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary. Should you wish to revoke your proxy, you will find the procedures on page 2 of the Proxy Statement.

I look forward to seeing you at the Annual Meeting on May 28, 2009.

Sincerely,

Robert J. Kolesar
Chairman of the Board

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 28, 2009

The 2009 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on May 28, 2009, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502 for the following purposes:

1.	To elect four (4) Class III Directors to serve until the 2012 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of the Company’s common stock of record as of the close of business on April 3, 2009 have the right to receive notice of and to vote at the 2009 Annual Meeting of Stockholders and any postponement or adjournment thereof.

By Order of the Board of Directors,

Lenard T. Ormsby
Executive Vice President, Secretary
and Chief Legal Officer

April 17, 2009

YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING AN EXECUTED PROXY CARD.

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

i

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

PROXY STATEMENT

This Proxy Statement, the accompanying proxy card and the 2008 Annual Report to Stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 17, 2009 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2009 Annual Meeting of Stockholders on May 28, 2009, and any postponement(s), adjournment(s) or other delays thereof (the “Annual Meeting”). All holders of record of Employers Holdings common stock at the close of business on April 3, 2009 (the “Record Date”) are entitled to vote. Each holder of record of common stock on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 53,528,207 shares of common stock issued and 46,980,945 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 17, 2009, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail [or electronically by email] on an ongoing basis. Your election to receive proxy materials in printed form by mail [or by email] will remain in effect until you terminate such election.

Unless otherwise required by applicable law, the Company’s Articles of Incorporation or the Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding stock of the Company entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes cast, and the four nominees who receive the greatest number of votes cast in the election of directors at the Annual Meeting will be elected directors for a three-year term and until their successors are duly elected and qualified. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the favorable vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon.

In the election of directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of the Company’s independent registered public accounting firm, abstentions from voting will have the same effect as voting against such ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote. There are no cumulative voting rights.

You may vote your shares in any of the following ways:

•	by telephone at 1-800-560-1965 anytime before 12:00 p.m., Central Daylight Time, on May 27, 2009;

•	by the Internet at http://www.eproxy.com/eig anytime before 12:00 p.m., Central Daylight Time, on May 27, 2009;

•	by mail, by marking, signing, and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person at the Annual Meeting.

If you vote by proxy, you can revoke your proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	delivering a written notice revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy bearing a date after the date of the proxy being revoked, before the Annual Meeting; or

•	voting in person at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of each of the four Director nominees to serve a three-year term expiring at the 2012 Annual Meeting of Stockholders;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in a “street name” by a bank or brokerage firm and you do not instruct your broker how to vote your shares using the instructions your broker provides to you, your broker may choose not to vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

If your shares are held in a “street name,” you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the Annual Meeting.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share, once represented for any purpose at the Annual Meeting, is deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof unless (1) the stockholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is, or will be, set for that adjourned meeting.

In accordance with the Company’s Bylaws, Robert Kolesar, Chairman of the Board, has appointed Kevin Kelly of Morrow & Co., LLC or his designee and Barbara M. Novak of Wells Fargo Shareowner Services or her designee to be the inspectors of the election at the Annual Meeting. The inspectors of the election are not officers or Directors of the Company, and they will receive and canvass the votes given at the meeting and certify the results to the Chairman of the Board. You may contact Tanya Yamagata at (775) 327-2764 for directions to the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada, where the 2009 Annual Meeting of Stockholders will be held.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s full Board of Directors (the “Board of Directors” or the “Board”) consists of ten Directors. The Board is divided into three classes, with Classes I and II each having three Directors and Class III having four Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive Annual Meetings so that the stockholders elect one class of Directors at each Annual Meeting. Currently, Class I, Class II and Class III terms expire in 2010, 2011, and 2009, respectively. The current composition of the Board, and the Director nominees for terms expiring at the 2012 Annual Meeting of Stockholders, is listed below. All four nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted or withheld in accordance with such instructions. Should any nominee become unable or unwilling to serve, the proxies will be voted for the election of such person, as shall be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable to serve. The current composition of the Board is:

Class III Directors (term expiring at the 2009 Annual Meeting and nominated to serve until the 2012 Annual Meeting)	Ronald F. Mosher Katherine W. Ong Michael D. Rumbolz Valerie R. Glenn
Class I Directors (serving until the 2010 Annual Meeting)	Rose E. McKinney-James John P. Sande, III Martin J. Welch
Class II Directors (serving until the 2011 Annual Meeting)	Robert J. Kolesar Douglas D. Dirks Richard W. Blakey

The election of the four Class III Directors will take place at the Annual Meeting. At its meeting of February 25, 2009, the Board, with each nominee abstaining on the vote for him or herself, approved the recommendation of the Board Governance and Nominating Committee that each of the four Class III Directors be nominated for a three-year term.

Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings’ subsidiary or their predecessors, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of February 2009, unless otherwise indicated.

Employers Holdings is the name for our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EICN, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (fka AmComp Preferred Insurance Company) and its wholly-owned subsidiary, Employers Assurance Company (“EAC”) (fka AmComp Assurance Corporation), commenced operations when we completed the acquisition of AmCOMP Incorporated on October 31, 2008. We also acquired EIG Services, Inc. (fka Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc. which, with EPIC, are wholly-owned subsidiaries of EGI.

Nominees for Election as Class III Directors With Terms Expiring At The 2012 Annual Meeting

Ronald F. Mosher, age 65, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from December 2003 to March 2007 and a Director of ECIC from December 2003 to May 2004. Mr. Mosher has extensive experience in the insurance industry and served as a senior executive with AEGON N.V. from 1983 until his retirement in 2003. He also works as a consultant in the insurance industry. Mr. Mosher currently is a Director of Transamerica Financial Life Insurance Company, Transamerica Life (Bermuda) Ltd., WFG Reinsurance Limited, and ML Life Insurance Company of New York, and has previously served on several other insurance company Boards. Mr. Mosher is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and the National Association of Corporate Directors. Mr. Mosher earned a B.S. degree from the University of Denver and an M.B.A. degree from Cornell University.

Katherine W. Ong, age 51, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Since January 1996, she has been the co-founder and Director of Hobbs, Ong & Associates, Inc., a financial consulting group specializing in advisory services for municipal bond financings, problem solving and support. Prior to 1996, she was the Budget Manager for Clark County, Nevada. Ms. Ong is a member of the Government Finance Officer’s Association. Ms. Ong received a B.S. degree from the University of Nevada.

Michael D. Rumbolz, age 55, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 20 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”) in August of 2008. He has been the Corporate Strategy Advisor to the CEO of GCA since September 2008. He has been a Director of Seminole Hard Rock Entertainment since 2008. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He was Vice Chairman and a member of the Board of Casino Data Systems from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz was also the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.

Valerie R. Glenn, age 54, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is President, CEO and majority owner of MPR, a Nevada corporation since 1969, dba The Glenn Group, one of the largest, privately held marketing communications firms in Nevada. Ms. Glenn has been co-owner and publisher of Visitor Publications, Inc., which publishes the Reno/Tahoe Visitor, since January 1998. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. and was a partner from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL FOUR NOMINEES LISTED ABOVE.

Continuing Directors Whose Terms Expire In 2010

Rose E. McKinney-James, age 57, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Ms. McKinney-James has been the owner of Energy Works Consulting, LLC since 2003 and McKinney-James & Associates since 2005, both located in Las Vegas. Both firms focus on public affairs in the areas of energy, education, and environmental policy. In 2007, Ms. McKinney-James joined Nevada State Bank Public Finance as the Director of External Affairs. Prior to creating Energy Works Consulting in 2003, Ms. McKinney-James was President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources from 1995 to 2000, and the President of public affairs and advertising for Brown & Partners Advertising from 2000 to 2001. She held the position of President of Government Affairs for the firm of Faiss Foley Merica in 2000 and 2001. Ms. McKinney-James is a former Commissioner with the Nevada Public Service Commission and also served as the Director of the Nevada Department of Business and Industry. She is a Director of The Energy Foundation, Toyota Financial Savings Bank and MGM-Mirage, a public company. Ms. McKinney-James received a B.A. degree from Olivet College and J.D. degree from Antioch School of Law in Washington, D.C.

John P. Sande, III, age 59, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Sande has been a partner of the Nevada law firm of Jones Vargas and its predecessor firm, Vargas and Bartlett, since 1974, primarily practicing in the areas of administrative law and trusts and estates. He is Chairman of the Board of the Reno-Tahoe Open Foundation, and serves as director of the Reno Air Racing Association and The First TEE, and is a founding member of the Montreux Golf & Country Club Board of Governors. He has served as Co-Chairman of the KNPB Channel 5 Capital Campaign, as a Trustee of the William F. Harrah Automobile Foundation, and has served four terms on the Stanford University Athletic Board. Mr. Sande is a Trustee for the William F. Harrah Trusts, Chairman of the Board of First Independent Bank of Nevada, a Director of Western Alliance Bancorp, and previously served on the Board of Directors for Bank of America Nevada (Valley Bank of Nevada). Mr. Sande holds a B.A. degree, with great distinction, from Stanford University and a J.D. degree, cum laude, from Harvard University.

Martin J. Welch, age 53, has served as a Director of Employers Holdings, EGI and their predecessors, and EICN and ECIC since March 2006. Since November 2008, he has served as a Director of EAC, EPIC, EIG Services, Inc., and Pinnacle Benefits, Inc. He has also served as President and Chief Operating Officer of EICN and ECIC since January 2006 and was Senior Vice President and Chief Underwriting Officer of EICN and ECIC from September 2004 to January 2006. Since November 2008, he has served as President and Chief Operating Officer of EAC and EPIC. He is also President of EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. Mr. Welch has more than 25 years of experience in workers’ compensation and commercial property and casualty insurance. Prior to joining the Company, he served as Senior Vice President, National Broker Division, for Wausau Insurance Companies from January 2003 to February 2004, and from March 2001 to December 2002 was Senior Vice President of Broker Operations for Wausau. He holds a B.S. degree in Finance from the University of Illinois and is a Chartered Property and Casualty Underwriter.

Continuing Directors Whose Terms Expire In 2011

Robert J. Kolesar, age 65, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005; a Director of EICN since January 2000; a Director of ECIC since August 2002; and a Director of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. He has been the Chairman of the Board of Employers Holdings, EGI and their predecessors since 2005, Chairman of the Board of EICN and ECIC since 2004, and Chairman of the Board of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. Mr. Kolesar has been a founding/managing partner of the Las Vegas law firm of Kolesar & Leatham, Chtd. since 1986. Mr. Kolesar practices in the fields of real estate, corporation, banking, finance, and fiduciary/trust law. Prior to entering into private practice in 1986, Mr. Kolesar held General Counsel and/or Senior Legal Staff positions in Nevada at Valley Bank of Nevada (now Bank of America), and in Cleveland, Ohio at Cardinal Federal Savings and Loan Association, The Ameritrust Company (now KeyBank) and Forest City Enterprises, Inc. He currently serves on the Boards of Directors of numerous Nevada subsidiaries of Marshall & Ilsley Corporation and has served on the Board of HELP of Southern Nevada, the Las Vegas Symphony, and the National Conference for Community and Justice. Mr. Kolesar has multiple group memberships, including the National Association of Industrial and Office Parks and the International Council of Shopping Centers, and is currently on the Board of Trustees of the Nevada Development Authority and the Board of Advisors of the Las Vegas Chamber of

Commerce. He is a member of the American Bar Association and the Nevada and Clark County Bar Associations. Mr. Kolesar received a B.A. degree from John Carroll University and a J.D. degree from Case Western Reserve University.

Douglas D. Dirks, age 50, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005; a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor’s Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Guaranty Association and the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.

Richard W. Blakey, age 59, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a Director and Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Family Foundation. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey actively practices and is affiliated with Saint Mary’s Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a Board certified orthopedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.

The Company’s Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board) will be eligible to be elected a director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, unless a written stockholder’s notice in proper form that the person’s name be placed in nomination is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 30 days of the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder’s notice must include specified information about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Separate procedures have been established for shareholders to submit director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors. During the year ended December 31, 2008, there were fifteen meetings of Employers Holdings’ Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2008. The Company has the following standing Committees: Audit Committee, Board

Governance and Nominating Committee, Compensation Committee, Executive Committee, and Finance Committee. On April 30, 2008, the Board of Directors created a Pricing Committee in connection with the acquisition of AmCOMP Incorporated.

Directors are expected to attend our Annual Meeting. All Directors attended the 2008 Annual Meeting.

Board Committees

The following table summarizes the membership of the Board’s committees and the independence of the Company’s Directors.

Name of Director	Independent Director	Audit		Board Governance and Nominating		Finance		Compensation		Executive		Pricing Committee
Richard W. Blakey	Yes	—		—		Yes		Yes	(C)	Yes		—
Douglas D. Dirks	—	—		—		Yes		—		Yes		Yes
Valerie R. Glenn	—	—		—		Yes		—		—		—
Robert J. Kolesar	Yes	—		Yes		—		—		Yes	(C)	—
Rose E. McKinney-James	Yes	Yes		Yes		—		—		—		—
Ronald F. Mosher	Yes	Yes	(C)	—		—		—		Yes		—
Katherine W. Ong	Yes	Yes		—		—		Yes		—		—
Michael D. Rumbolz	Yes	—		—		Yes	(C)	Yes		Yes		Yes
John P. Sande, III	Yes	—		Yes	(C)	Yes		—		Yes		Yes	(C)
Martin J. Welch	—	—		—		—		—		—		—
Number of Meetings Held in 2008		11		5		7		10		0		2

(C)	denotes committee chairman

Audit Committee. This committee consists of Mr. Mosher, Chairman, Ms. McKinney-James and Ms. Ong. The Company’s Audit Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. Mosher is an Audit Committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 33. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met eleven times in 2008.

Board Governance and Nominating Committee. This committee consists of Messrs. Sande, Chairman, Kolesar and Ms. McKinney-James. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director-nominees for each Annual Meeting of stockholders, develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company’s Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.

The Board Governance and Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder proposes to nominate for election as a Director:

™	the name, age, business address and residence address of the person;

™	the principal occupation or employment of the person;

™	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

™

the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder giving the notice:

™	the name and record address of such stockholder;

™	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

™

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder;

™	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

™

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a Director if elected.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 10375 Professional Circle, Reno, Nevada 89521-4802. The Board Governance and Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting.

The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Committee includes, but is not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy and an understanding of board governance; no conflict of interest with the Company; and, the ability to satisfy the independence requirements of the New York Stock Exchange and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. The Board Governance and Nominating Committee shall be responsible for assessing the appropriate balance of the various criteria required of Board members. The Board

Governance and Nominating Committee has not had the opportunity to utilize the new Procedures in reviewing a non-sitting Director nominee to date.

In 2008, the Board Governance and Nominating Committee did not engage the services of a third party to help identify or evaluate Director nominees. The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met five times in 2008.

Compensation Committee. This committee consists of Messrs. Blakey, Chairman, Rumbolz and Ms. Ong. Our Compensation Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. This committee administers our equity and incentive bonus, 401(k) and other benefits plans, determines the details of the compensation package for the Chief Executive Officer, establishes the total compensation philosophy and strategy for the Company and its Board, and approves the salary and bonuses for Executive Officers annually. The Compensation Committee also produced the report on executive officer compensation as required by the SEC to be included in our annual Proxy Statement, and prepared the Compensation Committee Report included in this Proxy Statement on page 19. The committee has engaged Frederic W. Cook, Inc. (“FWC”) to serve as the Compensation Committee’s independent compensation consultant in connection with executive, Board of Directors and other compensation-related matters, and to provide objective, third-party advice on the reasonableness of compensation levels in comparison to those of other similarly situated companies, and the appropriateness of the compensation program structure in accomplishing the Company’s objectives. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met ten times in 2008.

Executive Committee. This committee consists of Messrs. Kolesar, Chairman, Blakey, Rumbolz, Sande, Mosher, and Dirks. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee reviews and evaluates, at least annually, the performance of the Executive Committee and its members, including compliance of the Executive Committee with its Charter. The Executive Committee did not meet in 2008.

Finance Committee. This committee consists of Messrs. Rumbolz, Chairman, Blakey, Dirks, Sande, and Ms. Glenn. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. The Finance Committee met seven times in 2008.

Pricing Committee. This special committee consists of Messrs. Sande, Chairman, Rumbolz, and Dirks. The Pricing Committee was formed to assist the Board in the acquisition of AmCOMP Incorporated. The Pricing Committee was authorized to and did retain financial, legal, and actuarial resources to assist the Committee and Board in the acquisition. The Pricing Committee met two times in 2008.

CORPORATE GOVERNANCE

The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) of Employers Holdings, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

DIRECTOR INDEPENDENCE

In accordance with the rules of the New York Stock Exchange, the Board shall affirmatively determine the independence of each Director and nominee for election as a Director in accordance with the guidelines it adopted in the Corporate Governance Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.

The Board’s Guidelines provide that it shall review annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chairman of the Board Governance and Nominating Committee.

The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Messrs. Dirks and Welch and Ms. Glenn are not Independent Directors, and that Messrs. Kolesar, Mosher, Rumbolz, Sande, and Blakey, Ms. McKinney-James and Ms. Ong are Independent Directors.

Lead Independent Director

The Board’s Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company’s Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the duties as Lead Independent Director. The Lead Independent Director’s duties will include coordinating the activities of the Independent Directors, coordinating the agenda for and moderating sessions of the Board’s Independent Directors, and facilitating communications between the other members of the Board. In performing the duties described, the Lead Independent Director is expected to consult with the Chairmen of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairmen. Mr. Kolesar, the Company’s Chairman, is an Independent Director. Accordingly, we have not designated a Lead Independent Director.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.

All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors, and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer shall distribute the communication to each Director who is a member of the Board, or of the group or committee, to which the communication is directed.

PROPOSAL TWO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings’ independent registered public accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2009 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of Employers Holdings’ common stock represented in person or by proxy at the Annual Meeting will be required for such ratification.

A representative of Ernst &Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes, as a matter of good corporate governance, that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings’ independent registered public accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

We completed our conversion from a mutual insurance holding company to a public company with an initial public offering (“IPO”) in February 2007. In 2008, our second year as a public company, our Compensation Committee (“Committee”) approved changes to the executive compensation program in order to improve the effectiveness of the program. Our principal goal is to provide fair and reasonable compensation to support a strong pay-for-performance philosophy.

Specifically, our compensation program is tied to individual and company performance and is designed to:

•	Offer an appropriate mix of base salary, annual bonus, long-term equity grants, benefits, and perquisites that is generally consistent with our industry;

•	Be between the 50th and 75th percentile levels of our peer group in terms of total compensation and benefits provided to each Named Executive Officer (“NEO”); and

•	Provide significant links between executive compensation and short- and long-term financial and operating performance through an annual bonus plan and regular equity grants.

The subsequent sections provide a discussion and analysis of the material elements of our current program. The Named Executive Officers are:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”);

•	William E. Yocke, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”);

•	Martin J. Welch, President & Chief Operating Officer (“COO”), EICN, ECIC, EPIC and EAC;

•	Lenard T. Ormsby, EVP, Chief Legal Officer; and

•	John P. Nelson, EVP, Chief Administrative Officer.

How Executive Compensation Was Determined

The Committee approves all decisions regarding our executive compensation program. During 2008, the Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other Named Executive Officers, as discussed below.

Independent Compensation Consultant

During 2008, the Committee continued to utilize the services of Frederic W. Cook & Co., Inc. (“FWC”) to evaluate our compensation practices and to assist in improving the effectiveness of our executive compensation program. FWC was selected by the Committee in 2006. The Committee continued its relationship with FWC in order to retain continuity and by reason of its significant experience in working with a wide variety of companies in the public sector. In 2008, the Committee engaged FWC to do the following:

•

To review and, if appropriate, recommend changes to our Equity and Incentive Plan (the “Equity Plan”) prior to its amendment and restatement by our Board and its approval by our stockholders in May of 2008;

•	To review our existing peer group of companies and to recommend changes as appropriate;

•	To identify competitive compensation practices for our executive and director compensation programs; and

•	To identify competitive terms and conditions for inclusion in our executive employment agreements as the Committee negotiated these agreements for the first time as a public company.

FWC provided the Committee with specific compensation recommendations for each of the Named Executive Officers, as well as advice regarding the design of this year’s short- and long-term incentive compensation components. FWC did not perform any services on behalf of management. Management did not retain a separate compensation consultant for purposes of determining compensation for any of the Named Executive Officers.

FWC prepared a benchmarking study that the Committee relied upon in establishing the 2008 executive compensation program. The original study, prepared in 2007, examined the executive compensation levels and practices of 23 publicly-traded property and casualty insurance companies and proprietary survey data. These companies were selected and their information was utilized because FWC and the Committee believed this was a valid group to use for purposes of comparing the compensation practices and levels of these similarly situated companies to our executive compensation program.

For 2008, the peer companies were the same peer companies relied upon in 2007, with the exception of three companies (Argonaut Group, James River Group and Ohio Casualty) that were eliminated because they were acquired and are no longer public. There are 20 companies in our 2008 peer group, which were initially identified by FWC using the insurance industry group under the Global Industry Classification Standard, with an emphasis on workers’ compensation and other property and casualty companies. FWC initially established size ranges for financial criteria such as annual revenues and market capitalization such that we were positioned approximately at the 50th percentile of the peer group. In 2008, we were below the median of the peer group in annual revenue and market capitalization and above the median in the ratio of market capitalization to revenue. FWC considered the resulting ranges, as well as the number of companies selected, appropriate for benchmarking purposes. Management provided its opinion regarding the companies selected for the peer group, but the final group, which was approved by the Committee prior to the study’s commencement, remained consistent with FWC’s original selection criteria.

The companies in the peer group used in the 2008 executive compensation study were as follows:

Peer Group
Alfa Corp	American Physicals Capital	Baldwin & Lyons
Commerce Group	Donegal Group	EMC Insurance
Erie Indemnity	Harleysville Group	Independence Holdings
Navigators Group	Philadelphia Consolidated	PMA Capital
ProAssurance	RLI	Seabright
Selective Insurance Group	State Auto Financial	Tower Group
United Fire & Casualty	Zenith National

At the time of selection in 2008, the range of the annual revenues, market capitalizations and the ratio of market capitalizations to revenue of the companies in the peer group were as follows:

	Annual Revenues ($M)	Market Cap ($M)	Market Cap to Revenue Ratio
Maximum	$1,982	$3,044	2.7
Median	$652	$1,017	1.4
Minimum	$182	$183	0.4
COMPANY	$430	$920	2.1

FWC blended the public peer group data and the proprietary survey data to provide a consensus benchmark, with weightings between the peer group data and the proprietary survey data based on FWC’s assessment of the quality of each source. The weighting of each data source for each Named Executive Officer in 2008 was as follows:

Name	Peer Group Data	Proprietary Survey Data
Douglas D. Dirks	100%	0%
Martin J. Welch	75%	25%
William E. Yocke	100%	0%
Lenard T. Ormsby	75%	25%
John P. Nelson	0%	100%

In addition to the analysis of peer group pay practices, FWC also reviewed proprietary survey data from the Watson Wyatt Report on Top Management for purposes of benchmarking specific executive positions, as described below. FWC used a revenue regression to $430M and all available data from the insurance industry segment. The specific names of the companies used for this purpose within the insurance industry segment are unavailable to both FWC and the Committee.

The Committee accepted FWC’s recommendation to supplement the peer group data with survey data for Mr. Welch and Mr. Ormsby and to rely exclusively on the survey data for Mr. Nelson because FWC believed that adequate information regarding compensation of executives with their titles was not available from the peer group information.

CEO Recommendations

The Committee also solicited the input and recommendations of the CEO when determining compensation for the other Named Executive Officers. This included setting the levels of base salary, annual target bonus and long-term incentive grants for each of the other Named Executive Officers. The CEO also provided recommendations regarding the design of the short- and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Committee accepted the recommendations of the CEO and utilized those recommendations in conjunction with the information from the benchmarking study and recommendations from FWC.

Elements of Our 2008 Executive Compensation Program

The following sections discuss each of the components of our executive compensation program as approved by the Committee. In developing the 2008 executive compensation program, the Committee considered the survey data from FWC and the recommendations of the CEO, and determined that the following components were appropriate for the 2008 executive compensation program:

•	Base salary;

•	Annual bonus;

•	Long-term incentives (stock options and restricted stock units);

•	Benefits and perquisites; and

•	Employment agreements and compensation payable upon termination of employment.

Once the Committee determined the final compensation packages for our Named Executive Officers, FWC confirmed to the Committee that these packages, and the compensation decisions being made in connection with these packages, would bring the Company in line with what FWC would expect to see at a relatively new public company of our size and in our industry.

Base Salary

The Committee believes it is important to provide competitive base salaries to our executives because these salaries act as primary retention and recruitment tools, and impact other components of compensation such as bonus opportunities, severance and other benefits and perquisites whose values are derived from base salary levels. The Committee’s intent is to position base salaries near the 50th percentile of similar positions within the peer group, subject to adjustments to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data, as well as recommendations made by the CEO regarding the other Named Executive Officers.

Following the Committee’s review and analysis of FWC’s benchmarking study and the CEO’s recommendations regarding the other Named Executive Officers’ base salaries, adjustments for certain executives were approved effective April 28, 2008. Mr. Dirks’ base salary was initially adjusted so that his base salary remained between the 25th and 50th percentiles of the peer group, but was subsequently adjusted effective January 1, 2009, pursuant to the terms of his amended employment agreement (described below) so that his base salary was approximately at the 50th percentile. Adjustments for Messrs. Ormsby and Yocke kept their salaries between the 50th and 75th percentiles of the peer group to reflect their additional duties and responsibilities following our IPO. The adjustment for Mr. Welch brought his salary between the 50th and 75th percentile of the peer group to reflect his additional duties and responsibilities following our IPO, and relating to the acquisition of AmCOMP Incorporated. The adjustment for Mr. Nelson, who was recently promoted to the position of Executive Vice President, Chief Administrative Officer, brought his salary to the 50th percentile of his identified peer group.

The table below summarizes the adjustments for each of our Named Executive Officers during 2008 as compared to their final 2007 salaries:

Name	8/1/07 Base Salary	4/28/08 Base Salary
Douglas D. Dirks	$575,000	$600,000
Martin J. Welch	$400,000	$420,000
William E. Yocke	$350,000	$365,000
Lenard T. Ormsby	$345,000	$355,000
John P. Nelson	$225,000	$250,000

Effective January 1, 2009, Mr. Dirks’ annual base salary was adjusted to $675,000.

Annual Bonus

Each of our Named Executive Officers is eligible for annual cash bonus payments for the achievement of the pre-established annual financial and strategic performance goals. The Committee believes the annual bonus is an important component of our executive compensation program as it enables us to provide the additional compensation necessary to attract and retain qualified senior management team members who can successfully execute our short-term goals. In setting each of the targets, the Committee took into account the FWC study and recommendations made by the CEO regarding the other Named Executive Officers.

Annual cash bonus targets were calculated as a percentage of each Named Executive Officer’s actual base salary for 2008. The table below summarizes the adjustments made to the bonus targets for each of our Named Executive Officers during 2008 as compared to their annual cash bonus percentages in 2007:

Name	2007 Annual Cash Bonus as a Percentage of Base salary	2008 Annual Cash Bonus as a Percentage of Base salary
Douglas D. Dirks	90%	90%
Martin J. Welch	60%	70%
William E. Yocke	40%	55%
Lenard T. Ormsby	40%	45%
John P. Nelson	35%	45%

Mr. Dirks’ target cash bonus percentage was between the 50th and 75th percentiles of the peer group and remained unchanged in 2008. In setting the 2008 target award percentage, the Committee sought to bring the remaining Named Executive Officers’ target bonuses close to the median of the peer group. Mr. Welch’s, Mr. Yocke’s and Mr. Ormsby’s target percentages were increased to just below the 50% percentile of the peer group for comparable positions. Mr. Nelson’s target bonus percentage was increased as a result of his promotion to the position of Executive Vice President, Chief Administrative Officer, and fell slightly above the 50th percentile of his identified peer group for a comparable position. Pursuant to the terms of Mr. Dirks’ new employment agreement, effective January 1, 2009, Mr. Dirks’ minimum cash target bonus percentage was reduced to 70% to take into account his increased base salary effective as of that date.

Payouts were based on performance in two separate categories: corporate performance and individual performance. Corporate performance provided 80% of each Named Executive Officer’s target bonus, with an opportunity to earn up to 150% of the target. Individual performance provided up to 20% of the target bonus, and is capped at 50% of the calculated amount if the threshold level of corporate performance is not achieved. Maximum total payout is equal to 140% of the target bonus.

For 2008, as well as for 2007, the Committee selected combined ratio as the corporate performance metric. Combined ratio is defined as the sum of losses, loss adjustment expenses, commission expenses and underwriting and other operating expenses, minus the amortization of deferred gain on reinsurance, which is then divided by net premiums earned. The Committee believes that combined ratio is an effective measure of management performance for an insurance holding company because it utilizes a measure of the operating companies’ profitability and provides meaningful incentive for management to pursue increasing levels of operating profitability.

The threshold, target and maximum levels for both combined ratio and corresponding payout percentages as a percentage of the corporate target component established for 2008 are as follows:

	2007 Combined Ratio	2008 Combined Ratio	Payout as % Target (Corporate Component)
Maximum	94.6	93	150%
Target	99.6	98	100%
Threshold	104.6	102	0%

The combined ratio target corresponding with 100% achievement of the corporate goal was changed for 2008, making it more difficult than in 2007 for the Named Executive Officers to achieve the corporate portion of their annual bonuses.

The Committee also approved individual goals for each of the Named Executive Officers. Based on discussions with the CEO, the Committee established several specific individual performance goals for each of our Named Executive Officers from among the following:

•	Developing and implementing strategies and business plans that further our business operations, including the successful acquisition and integration of AmCOMP Incorporated;

•	Ensuring compliance with various legal requirements such as public filings and corporate compliance;

•	Developing internal capabilities to reduce the reliance on outside expertise and/or the need to hire additional staff.

For 2008, we achieved a combined ratio of 85.9%, and therefore our Named Executive Officers achieved 150% of their corporate performance target. In addition, the Committee’s determinations, which are based upon input from the CEO as to the other NEO’s and the Committee’s evaluation as to the CEO, reflecting the Named Executive Officers’ and CEO’s satisfaction of individual goals and total payout calculations, are shown in the following table:

Name	Corporate Performance (80% weighting)	Individual Performance (20% weighting)	Total Payout Percentage
Douglas D. Dirks	150%	100%	140%
Martin J. Welch	150%	100%	140%
William E. Yocke	150%	100%	140%
Lenard T. Ormsby	150%	100%	140%
John P. Nelson	150%	100%	140%

In addition, the CEO recommended to the Committee that Mr. Nelson be paid a discretionary bonus equal to approximately 1% of his 2008 base salary in recognition of his superior performance with respect to the AmCOMP Incorporated integration, and the Committee approved this bonus.

The Committee has determined the performance goals for the annual bonus awards to be made to our Named Executive Officers for 2009. These goals are similar to those established for 2008.

Long-Term Incentive Grants

We believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourages our Named Executive Officers to pursue and execute long-term strategies for increasing stockholder value. It also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.

In order to be able to continue to make Long-Term Incentive Grants under the Equity Plan, and to ensure an adequate pool of available shares to maintain competitive grants in the future, the Board approved amendments to the Equity Plan. The amended Equity Plan was approved by our stockholders at our 2008 Annual Meeting and, among other amendments, increased the maximum total number of shares of our common stock that may be issued under the plan by 2,000,000 shares, from 1,605,838 to 3,605,838 shares.

In May 2008, the Committee approved long-term incentive grants for each Named Executive Officer consisting of an equal mix of non-qualified stock options and restricted stock units (“RSUs”), each unit having the value of one share of our common stock. The Committee granted time vested restricted stock units (each unit having the value of one share of our common stock) instead of performance based performance share awards (which were granted to the Named Executive Officers in 2007) to simplify our long-term compensation structure for 2008 while still ensuring that a significant portion of Named Executive Officers’ compensation (specifically, annual bonuses and stock options) was performance based.

The overall grant levels were set at individual levels which, when combined with cash compensation, would result in total compensation opportunities between the 50th and 75th percentiles of the peer group. The Committee also reviewed the resulting total compensation for each Named Executive Officer and concluded that the differences reflected the relative responsibilities of each, and their ability to impact our long-term performance results.

Stock Options

Our Named Executive Officers received grants of non-qualified stock options on the date of the Company’s Annual Meeting in May 2008. The Committee believes stock options will provide the proper incentive to pursue strategies that will generate long-term growth in stockholder value. The option grants that were made in 2008 to our Named Executive Officers are set out and described in the Summary Compensation Table on page 20 and the Grants of Plan-Based Awards Table on page 22.

Restricted Stock Units

Our Named Executive Officers received grants of time vested RSUs on the date of the Company’s Annual Meeting in May 2008. The Committee believes that the restricted stock unit grant, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase overall stockholder value. The RSU grants that were made in 2008 to our Named Executive Officers are set out and described in the Summary Compensation Table on page 20 and the Grants of Plan-Based Awards Table on page 22.

The Committee is in the process of determining the structure of the long-term incentive grants that will be made to our Named Executive Officers for periods commencing in 2009 and expects that the program will be similar in structure to that which was provided for the Named Executive Officers in 2008.

Benefits and Perquisites

Our Named Executive Officers are eligible to participate in all of the benefit programs generally offered to employees. In addition, Named Executive Officers receive automobile allowances, supplemental life insurance benefits, airline travel club memberships, and country club memberships.

The Committee has determined that the Named Executive Officers’ perquisites are appropriate and below peer group median levels. The supplemental life insurance benefits provided to Named Executive Officers are consistent with those provided to similarly situated executives of the companies in our peer group. Although the airline travel club memberships are occasionally used for meetings, they are generally used for the executive’s convenience. The country club memberships allow our Named Executive Officers to interface with our community and provide them access to quality establishments for business entertainment.

Employment Agreements; Other Compensation

Each of our Named Executive Officers was a party to an employment agreement negotiated prior to 2008, and all continued to be parties to such agreements as of December 31, 2008. These agreements were designed to protect the Company through the confidentiality, non-solicitation and non-competition provisions. The agreements also served as recruitment and retention tools by providing a measure of economic security to our Named Executive Officers.

The agreements for Mr. Welch, Mr. Yocke, and Mr. Ormsby expired on December 31, 2008. As such, the Committee reviewed each agreement prior to its renewal in the context of best practices for public companies. The Company considered the peer group market data, best practices and recommended terms provided by FWC. The Committee then negotiated the terms of the proposed new employment agreements with the Named Executive Officers. In December 2008, following conclusion of these negotiations, we entered into new agreements with all of the Named Executive Officers other than Mr. Welch and, Employers Insurance Company of Nevada entered into a new agreement with Mr. Welch. We entered into new agreements with Mr. Dirks and Mr. Nelson even though their previous agreements were not expiring, in order to maintain a certain level of consistency among the executives and to conform the agreements to the requirements of Section 409A of the Internal Revenue Code.

As with the prior employment agreements, these new agreements are designed to protect the Company through the restrictive covenants, to serve as recruiting and retention tools and to provide for severance both generally, and in connection with a change in control. However, the new agreements differ from the prior agreements in several respects. First, severance and change in control payments are determined based on a fixed formula instead of based on a fixed formula or, if longer, the remaining term of the employment agreement. In addition, in the event of a change in control, the executives would be eligible to receive a change in control tax gross-up unless the change in control-related payments exceed the statutory threshold by a small amount, in which case, the change in control-related payments and benefits would instead be capped at the statutory threshold and no gross-up would be paid. Based on the information provided by FWC described above, the Committee found these revised provisions to be reasonable and consistent with market practice. Finally, the Committee believed that the non-competition restrictions in the agreements with Messrs. Dirks and Welch were material to the Company and, therefore, certain provisions providing for payments to Messrs. Dirks and Welch throughout the non-competition periods were retained, even in the event that their employment were terminated after the terms of their employment agreements had expired.

A summary of the employment agreements in effect in 2008 with each of our Named Executive Officers, including estimates of the potential amounts that may have become payable upon the occurrence of various termination events, is provided on page 28. A brief summary of the terms of the new employment agreements, and in particular, their differences from the terms of the agreements that they replaced, is provided on page 24.

Stock Ownership Guidelines

The Committee adopted guidelines that require executives, including all of the Named Executive Officers, to attain specific levels of share ownership. Executives eligible for regular annual equity grants must retain 50% of “net gain shares” acquired upon exercise of stock options (i.e., shares acquired after the payment of the option exercise price and all employment and income taxes) and payment of earned performance shares until the multiple is achieved. Once the multiple is achieved, executives must continue to retain 25% of all net gain shares for the duration of their employment. These guidelines insure that officers are adding to their holdings in the Company’s shares to the extent that the equity incentives granted under the Company’s executive compensation program deliver realized value to officers.

Position	Multiple of Base Salary
Chief Executive Officer	4x
Chief Operating Officer/Executive Vice President	3x
Senior Vice President	2x
Vice President	1x

As of December 31, 2008, none of our executives had met the stock ownership guidelines. However, each Named Executive Officer purchased Company stock in 2008, in addition to the grants provided by the Company.

Stock Option Approval and Grant Procedures

Stock Grant Policy

The Board has adopted an equity grant policy that specifies the Company’s practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and any other stock-based award.

All equity award grants will be made once per year on the date of our Annual Meeting of Stockholders, with the exception of new hire grants, certain grants to non-officers, as described below and grants of performance share awards. Specifically, equity award grants to officer new hires will be made on the first day of employment, subject to prior approval by the Committee.

Performance share awards (and similar performance-based awards other than stock options) that are intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.

Generally, our Chief Administrative Officer will prepare a list of equity grants for our CEO’s consideration and, prior to a scheduled Committee meeting (or approval date for awards), our CEO will submit to the Committee, for its consideration, a list of recommended equity grants (including the names of grantees, which will not include our CEO, and the terms of the awards) to be considered by the Committee. To the extent any grantees are officers subject to Section 16 reporting obligations, the list of proposed grants will be provided to our Chief Legal Officer at the same time. The Committee may delegate the authority to grant equity awards to our CEO, but solely with respect to equity awards to non-officers, and only if such equity awards are within the guidelines established by the Committee for this purpose.

Recapture or “Clawback” Policies

Under the Equity Plan, if a grantee engages in certain conduct considered harmful to us prior to or following termination of employment, then the grantee may be required to forfeit: (1) all then outstanding awards under the plan, without consideration; (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan; and (3) any cash amounts previously paid to a grantee in respect of a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.

In addition, the performance shares granted to our Named Executive Officers specifically provide that in the event the Company is required to restate any of its financial statements applicable to the performance period covered by the awards, then the Company may require our Named Executive Officers to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had this restatement not been required.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our CEO, or any of our three other highest paid executive officers (other than our CFO) who are employed by the Company at year-end. The Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Committee has taken, and intends to take, appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. In this regard, the Committee believes that no compensation paid in 2008 to the applicable Named Executive Officers will fail to be deductible under Section 162(m). However, notwithstanding this general policy, the Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if the compensation is not fully deductible under Section 162(m). In this regard, some portion of the restricted stock units currently granted may not be deductible in the future.

COMPENSATION COMMITTEE REPORT

On March 12, 2009, the Compensation Committee, comprised of Independent Directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Employers Holdings that the Compensation Discussion and Analysis be included in this Proxy Statement.

/s/ Compensation Committee

Board of Directors
Richard W. Blakey, Chairman
Katherine W. Ong
Michael D. Rumbolz

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2008, 2007 and 2006:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Douglas D. Dirks	2008	595,232	—		285,307	202,701	745,096	—	51,532	1,879,868
President and Chief	2007	575,509	—		80,991	91,875	718,724	—	62,090	1,529,189
Executive Officer, EHI	2006	543,769	—		—	—	1,239,794	—	57,358	1,840,921
William E. Yocke	2008	365,021	—		95,100	66,106	277,052	—	41,505	844,784
Executive Vice	2007	313,236	680		26,996	30,625	173,880	—	49,028	594,445
President and Chief	2006	267,846	680		—	—	243,740	—	35,672	547,938
Financial Officer, EHI
Martin J. Welch	2008	416,289	—		142,654	103,542	404,815	—	41,731	1,109,031
President and Chief	2007	355,940	680		40,496	45,938	298,716	—	42,743	784,513
Operating Officer,	2006	307,115	680		—	—	279,475	—	192,740	780,010
EICN, ECIC, EPIC
and EAC
Lenard T. Ormsby	2008	356,630	—		88,096	61,724	221,470	—	48,400	776,320
Executive Vice	2007	320,665	680		26,996	30,625	177,984	—	49,365	606,315
President and Chief	2006	341,521	100,680		—	—	273,000	—	45,895	761,096
Legal Officer, EHI
John Nelson(6)	2008	242,539	2,172	(2)	61,264	45,799	152,048	—	32,494	536,316
Executive Vice
President and Chief
Administrative
Officer, EHI

(1)	Salary includes base salary and payments in respect of vacation, holiday and sick days and income recognized with respect to excess life insurance provided by the Company.

(2)	This reflects a one-time discretionary bonus granted to Mr. Nelson in recognition of his superior performance with respect to the integration of AmCOMP Incorporated.

(3)

The amounts in the “Stock Awards” column consist of performance share awards (PSAs) granted in 2007 and restricted stock units (RSUs) granted in 2008 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2008 represent the expense recognized with respect to 2008 in the 2008 Consolidated Financial Statements in accordance with SFAS No. 123(R), excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any of our Named Executive Officers in 2008 and all other assumptions used to calculate the expense amounts shown for 2008 are set forth in Note 15 to the 2008 Consolidated Financial Statements. The PSAs are awards of shares of our common stock that would be granted upon the achievement of pre-established performance goals. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 22.

(4)

The amounts in the “Options Awards” column relate to stock options granted under the Equity Plan in May 2008 and August 2007. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2008 represent the expense recognized with respect to 2008 in the 2008 Consolidated Financial Statements in accordance with SFAS No. 123(R), excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any of our Named Executive Officers in 2008 and we have used the Black-Scholes option pricing method for calculating the expense amounts shown. Specifically, the assumptions used to calculate the expense amounts shown for stock options for 2008 are set forth in Note 15 to the 2008 Consolidated Financial Statements. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 22.

(5)

For the year 2008, the Non-Equity Incentive Plan Compensation listed on this table reflects the cash bonus earned by each of our Named Executive Officers with respect to 2008 under the Equity Plan, which was paid in the first quarter 2009 at the maximum level of achievement based upon the Company’s performance and the actual individual performance of each Named Executive Officer in 2008.

(6)	No disclosure is provided for Mr. Nelson for 2006 or 2007 because he was not a Named Executive Officer during those years.

(7)	Includes the following payments that we paid to or, on behalf of, our Named Executive Officers:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation ($)(1)	Life Insurance Premiums ($)	Spouse/ Family Travel ($)	Personal Benefits ($)	Total ($)
Douglas D. Dirks	2008	15,600	9,366	9,200	11,538	2,898	335	2,595	51,532
William E. Yocke	2008	14,400	6,345	9,200	7,019	1,534	335	2,672	41,505
Martin J. Welch	2008	14,400	6,380	9,200	8,077	2,188	292	1,194	41,731
Lenard T. Ormsby	2008	14,400	14,370	9,200	6,827	1,894	—	1,709	48,400
John P. Nelson	2008	13,400	2,510	9,200	4,808	1,377	383	816	32,494

(1)

For each Named Executive Officer, excess accrued vacation represents the dollar value of vacation accrued during 2008, in excess of the vacation accrual permitted for the Company’s employees generally. The dollar values were determined by reference to the Named Executive Officers’ base salaries in effect at December 31, 2008.

GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

2008 Incentive Bonus Program.  As discussed above, the 2008 annual cash bonus program provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals and individual performance goals, calculated as a percentage of the Named Executive Officer’s base salary earned during the applicable year, with higher ranked executive officers being eligible for a higher percentage of base salary. For 2008, the target bonus award percentages were as follows: Mr. Dirks, 90%; Mr. Welch, 70%; Mr. Yocke, 55%; and Messrs. Ormsby and Nelson, 45%. Amounts earned under the 2008 bonus program by our Named Executive Officers are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities for 2008 for our Named Executive Officers at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards Columns.

Stock Options and Restricted Stock Units

As discussed above, the Company granted stock options and RSUs to our Named Executive Officers in 2008 under the Equity Plan.

Each option was granted with an exercise price equal to the fair market value of the shares on the date of grant (which is the closing price of the shares on the date of grant), has a term of seven years, and vests as to 25% of the shares underlying each grant on each of the first four anniversaries of the date of grant. The options are subject to accelerated vesting in certain limited circumstances, such as the death or disability of the executive, or in connection with a change of control of the Company. The stock options awarded for 2008 are set forth under the Option Awards columns below.

The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. The RSUs are subject to accelerated vesting in certain limited circumstances, such as: death or disability of the executive, or in connection with a change of control of the Company. RSUs awarded for 2008 are set forth below under the All Other Stock Awards column.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Douglas D. Dirks	n/a	—	532,211	745,096	—	—	—	—
	5/29/08	—	—	—	—	95,000	19.21	570,950
	5/29/08	—	—	—	30,000	—	—	—
William E. Yocke	n/a	—	197,894	277,052	—	—	—	—
	5/29/08	—	—	—	—	30,000	19.21	180,300
	5/29/08	—	—	—	10,000	—	—	—
Martin J. Welch	n/a	—	289,154	404,815	—	—	—	—
	5/29/08	—	—	—	—	50,000	19.21	300,500
	5/29/08	—	—	—	15,000	—	—	—
Lenard T. Ormsby	n/a	—	158,193	221,470	—	—	—	—
	5/29/08	—	—	—	—	25,000	19.21	150,250
	5/29/08	—	—	—	7,500	—	—	—
John P. Nelson	n/a	—	108,606	152,048	—	—	—	—
	5/29/08	—	—	—	—	25,000	19.21	150,250
	5/29/08	—	—	—	7,500	—	—	—

(1)

The Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns reflect 100% of the award at target level of achievement, and 140% of the award at maximum level of achievement, based on a percentage of the base salary earned by each Named Executive Officer in 2008.

(2)	Amounts shown are the number of RSUs granted to the Named Executive Officers in May 2008. The RSUs will vest as to 25% of the units on each of four anniversaries of the date of grant.

(3)

Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in May 2008. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

(4)

Amounts shown represent the aggregate fair value of the RSUs and stock options as of the date of grant calculated in accordance with SFAS No. 123(R). Assumptions used to calculate the grant date fair value amounts are set forth in Note 15 to the 2008 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized on the date the option is exercised due to the variability in the share price of common stock. The exercise price equals the closing price of the shares as of the date of grant, pursuant to the terms of the Equity Plan.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment arrangements with our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards for each of our Named Executive Officer as of December 31, 2008:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercised Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	5/29/08	—	95,000	—	19.21	05/29/2015	—	—	30,000	495,000
	8/8/07	18,750	56,250	—	18.79	08/08/2014	—	—	25,000	412,500
William E. Yocke	5/29/08	—	30,000	—	19.21	05/29/2015	—	—	10,000	165,000
	8/8/07	6,250	18,750	—	18.79	08/08/2014	—	—	8,333	137,495
Martin J. Welch	5/29/08	—	50,000	—	19.21	05/29/2015	—	—	15,000	247,500
	8/8/07	9,375	28,125	—	18.79	08/08/2014	—	—	12,500	206,250
Lenard T. Ormsby	5/29/08	—	25,000	—	19.21	05/29/2015	—	—	7,500	123,750
	8/8/07	6,250	18,750	—	18.79	08/08/2014	—	—	8,333	137,495
John P. Nelson	5/29/08	—	25,000	—	19.21	05/29/2015	—	—	7,500	123,750
	8/8/07	3,750	11,250	—	18.79	08/08/2014	—	—	5,000	82,500

(1)

For the year 2008, reflects stock options granted in May 2008 under the Equity Plan. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

For the year 2007, reflects options granted in August 2007 under the Equity Plan. Each option vests as to 25% of the shares underlying each grant six months following the date of grant and as to an additional 25% on each of the first three anniversaries of the six-month anniversary of the date of grant.

(2)	For the year 2008, reflects RSUs granted in May 2008 under the Equity Plan. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

For the year 2007, reflects the number of performance shares that would be awarded to the Named Executive Officers at the end of the three-year performance period commencing January 1, 2007, assuming that the target level of the performance goals are achieved, pursuant to the grants made in August 2007 under the Equity Plan. Specifically, each grant of performance shares will be earned based on the achievement of pre-established corporate performance goals over a three-year performance period.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in any qualified or nonqualified defined benefit officers plans maintained by the Company.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in any non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.

Potential Payments upon Termination or Change in Control

The following summaries and the chart that follows set forth estimated potential amounts payable to our Named Executive Officers upon termination of employment or a change in control under the employment agreements that were in effect as of December 31, 2008 (the “Former Employment Agreements”), and the Company’s other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable. Inasmuch as the Former Employment Agreements terminated as of December 31, 2008, a brief description of certain material provisions of the employment agreements that became effective January 1, 2009 (the “New Employment Agreements”) is also set forth below.

Douglas D. Dirks

Former Employment Agreement

The Company had the right at any time to terminate the Former Employment Agreement with Mr. Dirks if Mr. Dirks materially breached the agreement, failed to obtain or maintain any required licenses or certificates, willfully violated any law, rule or regulation that may have adversely affected his ability to perform his duties or may have subjected the Company to liability, or had been convicted of a felony or crime including moral turpitude, or if the Company elected to discontinue its business (“Cause”). In addition, the Company had the right at any time to terminate the agreement if Mr. Dirks was unable to perform the essential functions of his job for a period of more than 100 business days in a 120 consecutive business day period or if Mr. Dirks died. Mr. Dirks had the right to terminate his Former Employment Agreement for “Good Cause” if the Company materially breached it or the Company willfully violated any law, rule, or regulation that may have adversely affected his ability to perform his duties or may have subjected Mr. Dirks to liability. Mr. Dirks may be entitled to certain additional benefits under the Equity Plan and his equity award agreements relating to the accelerated vesting of equity awards in the event of a change in control of the Company (as defined in the Equity Plan) or upon his termination of employment by the Company without Cause or by Mr. Dirks for Good Cause following a change in control. Terms relating to Mr. Dirks’ equity awards are described in the “Terms of Equity Awards” section, below.

Termination prior to a Change in Control by the Company (other than for Cause, Death or Disability) or by Mr. Dirks for Good Cause.  Under the terms of Mr. Dirks’ Former Employment Agreement, if his employment was terminated for any reason other than death, disability or cause, or if he terminated his employment for Good Cause, in each case prior to a change in control, Mr. Dirks would have been entitled to receive:

•	an amount equal to Mr. Dirks’ base salary through the term of the agreement or two years base salary, whichever was greater;

•	amounts due under any bonus plan in which Mr. Dirks had been a participant, pro-rated for the period of the calendar year in which Mr. Dirks was employed; and

•	continuation of insurance coverage provided to Mr. Dirks as of the date of his termination for 18 months with the Company paying the employer portion of the premium.

Termination following a Change in Control by the Company (other than for Cause, Death or Disability) or by Mr. Dirks for Good Cause.  Mr. Dirks’ Former Employment Agreement did not address payments or compensation payable under these circumstances, but provisions related to the treatment of Mr. Dirks’ equity awards under circumstances relating to a change in control are governed by the applicable terms of the Equity Plan and equity award agreements, which are described in the “Terms of Equity Awards” section, below.

Termination for Death or Disability.  If Mr. Dirks’ employment had been terminated as a result of his disability, Mr. Dirks would have been entitled to benefits in accordance with the Company’s policies generally applicable to all employees, which would provide for a benefit equal to $15,000 per month until Mr. Dirks reached age 65. If Mr. Dirks’ employment had been terminated as a result of his death, pursuant to the terms of his Former Employment Agreement, he would have been entitled to life insurance benefits under the Company’s group life insurance program equal to three times his base salary (employees generally are entitled to benefits equal to two times base salary).

Termination by the Company for Cause or by Mr. Dirks other than for Good Cause.  Under his Former Employment Agreement, Mr. Dirks would not be entitled to any payment or benefit other than the payment of unpaid salary and accrued and unused vacation pay.

Terms of Equity Awards

Terminations Not Related to a Change in Control:

Termination of Employment by the Company for other than Cause.  Under the terms of his equity award agreements, if Mr. Dirks’ employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) a portion of his unvested options will become vested, the remaining unvested options will be forfeited and all of his then vested options will remain exercisable for one year following such termination (or one year following his death if he dies within the one-year period following such termination), (2) a prorated portion of the performance shares awarded will be deemed earned, subject to the achievement of the applicable performance goals, and (3) all outstanding unvested RSUs will be forfeited.

Termination by Reason of Death or Disability.  If Mr. Dirks’ employment is terminated by reason of his death or disability, his options will vest in full as of the date of his termination of employment and will remain exercisable for one year thereafter; provided, however, that if his employment terminates by reason of his disability and he dies during such one-year period, then, depending on the grant, his options will remain exercisable for one year following his death. In addition, his performance shares will be awarded to the extent of the actual achievement of the performance goals and his RSUs will become fully vested.

Termination by the Company for Cause or by Mr. Dirks Voluntarily.  If Mr. Dirks’ employment is terminated by the Company for cause or he terminates his employment for any reason other than as described above (and not in connection with a change in control) then he will forfeit any outstanding unvested awards. If his termination is by the Company for cause, then his vested options will immediately terminate. However, if Mr. Dirks voluntarily terminates his employment, his options will remain exercisable for, depending on the grant, either 90 days or one year following his termination of employment (or one year following his death if he dies during the post-termination exercise period). In addition, Mr. Dirks’ performance shares and RSUs would terminate upon his termination of employment, except that if Mr. Dirks terminated his employment for Good Cause, then his performance shares would be treated as if he was terminated by the Company for other than cause, as described above.

Change in Control Provisions

If Equity Awards are Not Assumed.  If the equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) Mr. Dirks’ options will become fully vested and exercisable and will terminate immediately following the change in control and (2) his performance shares and RSUs will become fully vested, any applicable restrictions will lapse and any applicable performance conditions will be deemed to be fully achieved.

If Equity Awards are Assumed.  If Mr. Dirks’ equity awards are assumed or substituted for in connection with a change in control but Mr. Dirks’ employment is terminated without cause during the 24-month period following such change in control, then (1) his options will become fully vested and exercisable and (2) his performance shares and RSUs will become fully vested, any applicable restrictions will lapse and any applicable performance conditions will be deemed to be fully achieved.

New Employment Agreement

If, during the term of Mr. Dirks’ New Employment Agreement, his employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in each case, other than either during the 24-month period following a change in control of the Company or during the six-month period prior to, but in connection with, a change in control, then he will be entitled to:

•	severance payment equal to two times his base salary payable in bi-weekly installments for 24 months; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.

If, during the term of his New Employment Agreement, Mr. Dirks terminates his employment for good reason or his employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either within 24 months following a change in control or within six months prior to, but in connection with, a change in control, then he will be entitled to receive:

•

a lump sum cash payment equal to three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs or, if the termination date is before January 1, 2010, the average of the annual bonus amounts he earned in 2007 and 2008 and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.

In addition, if Mr. Dirks will be subject to a golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code, then he will be entitled to payment in an amount that is necessary to place Mr. Dirks in the same after-tax financial position that he would have been in if he had not been subject to this excise tax (the “Gross-Up Payment”). However, if payments and benefits to which Mr. Dirks is entitled by reason of the change in control do not exceed 110% of the largest amount that would result in no portion of these benefits and compensation being subject to the excise tax, then Mr. Dirks will not be entitled to a Gross-Up Payment, and instead his payments and benefits will be reduced so that he is not subject to the excise tax.

In exchange for the severance compensation and other benefits, if Mr. Dirks or the Company terminates Mr. Dirks’ employment for any reason other than his death or disability (whether or not during the term of his employment), Mr. Dirks will be subject to certain non-competition and non-solicitation restrictions for 24 months after the termination date, in addition to other restrictive covenants. Additionally, Mr. Dirks will be required to sign a global release of liability. Finally, if Mr. Dirks’ employment is terminated (1) during the term of his agreement by him for other than good reason, death or disability, or (2) following the expiration of the term (by either him or the Company) for any reason other than (a) by the Company for cause or (b) by reason of his death or disability, then Mr. Dirks will be entitled to non-competition payments equal to two times his base salary payable in bi-weekly installments for 24 months following his termination of employment. If the non-competition provisions in his employment agreement are nonenforceable, however, then Mr. Dirks will not be entitled to any unpaid non-competition payments.

Messrs. Yocke, Welch, Ormsby, and Nelson

Former Employment Agreements

Under their Former Employment Agreements, Messrs. Yocke, Welch, Ormsby, and Nelson would be entitled to the same payments and benefits under the same circumstances as described above for Mr. Dirks under his Former Employment Agreement, except that in the event that the employment of any of these four executives was terminated for any reason other than death, disability or Cause, or the executive terminated his employment for Good Cause, in each case prior to a change in control, in addition to receiving the same continuation of insurance benefits and treatment of equity awards as Mr. Dirks, these executives would have received the following:

•

an amount equal to the executive’s base salary through the term of the agreement or one month of base salary for each completed year of service with the Company, whichever would have been greater but in no case less than 12 months of base salary for Messrs. Yocke, Welch and Nelson, and 18 months of base salary for Mr. Ormsby (rather than the greater of base salary through the term and two years base salary for Mr. Dirks) and

•	short and long-term amounts due under the Company’s bonus plans in effect at termination would have been pro-rated for the period of the calendar year in which the executive was employed.

New Employment Agreements

Under their New Employment Agreements, upon termination of employment other than for cause or by the executive for good reason, and not related to a change in control, Mr. Welch would receive base salary continuation for 12 months (and potentially additional severance or non-competition payments, which are described below) and Messrs. Yocke, Ormsby and Nelson would receive base salary continuation for 18 months. If their termination of employment other than for cause or by the executives for good reason is following a change in control, or within six months prior to, but related to a change in control, the executives would instead receive (1) a lump sum cash payment equal to two times the sum of (a) the executive’s base salary and (b) the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs or, if the termination date is before January 1, 2010, the average of the annual bonus amounts earned by the executive in 2007 and 2008, and (2) continued health insurance coverage for 18 months following their date of termination. In addition, the executives would be entitled to either a Gross-Up Payment or reduction in payments and benefits under the same terms that would apply to Mr. Dirks, as described above.

In addition, under Mr. Welch’s New Employment Agreement, in exchange for the severance compensation and other benefits, if Mr. Welch or EICN terminates Mr. Welch’s employment for any reason other than his death or disability (whether or not during the term of his agreement), Mr. Welch would be subject to non-competition restrictions for 12 months and non-solicitation restrictions for 18 months after his termination of employment in addition to other restrictive covenants. Additionally, Mr. Welch would be required to sign a global release of liability. Moreover, if Mr. Welch’s employment is terminated (1) during the term of his agreement by him for other than good reason, death or disability or (2) following the expiration of the term (by either him or EICN) for any reason other than (a) by EICN for cause or (b) by reason of his death or disability, then Mr. Welch will be entitled to non-competition payments equal to continuation of his base salary for 12 months following his termination of employment. Finally, if following the one-year anniversary of the date of his termination of employment, (x) Mr. Welch continues to satisfy the restrictions in the non-competition covenant in his employment agreement and (y) Mr. Welch’s employment had been terminated whether or not during the term for any reason other than by EICN for cause, by reason of his death or disability or by him for good reason, then: (A) if his termination had occurred during the term, he will continue to receive the severance payments and health insurance medical benefits described above generally starting from the one-year anniversary of his termination of employment, and (B) if such termination occurred after the term, Mr. Welch will continue to receive the non-competition payments and benefits described above generally starting from the one-year anniversary of his termination of employment, in either case, for the shorter of an additional six months or until Mr. Welch engages in activities that no longer satisfy the restrictions in the non-competition covenant. If the non-competition provisions in his employment agreement are nonenforceable, however, then Mr. Welch will not be entitled to any unpaid non-competition payments or benefits.

Under the New Employment Agreements with Messrs. Yocke, Ormsby and Nelson, in exchange for the severance compensation and the other benefits, if the executive or Company terminates the executive’s employment for any reason other than the executive’s death or disability during the term of his employment agreement, then the executive will be subject to certain non-competition and non-solicitation restrictions for 18 months after the termination date in addition to other restrictive covenants. Additionally, the executive will be required to sign a global release of liability.

Equity Awards

The description of the terms of the equity awards for Mr. Dirks set forth above apply as well to the terms of the equity awards for Messrs. Yocke, Welch, Ormsby, and Nelson.

Assuming each of the Named Executive Officers’ employment had terminated on December 31, 2008, under each of the circumstances set forth in the chart below (including the occurrence of a change in control on December 31, 2008), the payments and benefits described above would have the estimated values under their Former Employment Agreements, as provided below.

[CHART TO FOLLOW ON NEXT PAGE]

Employment Termination and Change-in-Control Benefits

Name	Cash Severance ($)	Bonus(1) ($)	Accrued Vacation ($)	Medical Continuation ($)	Death Benefits ($)	Disability Benefits(2) ($)	Value of Accelerated Equity and Performance Awards(3) ($)		Total ($)
Douglas D. Dirks
Without Cause or for Good Cause Prior to a Change in Control	1,250,000	745,096	115,385	23,788	—	—	183,333		2,317,602
Without Cause or for Good Cause Following a Change in Control	1,250,000	745,096	115,385	23,788	—	—	907,500	(4)	3,041,769
Change in Control	—	745,096	—	—	—	—	907,500	(5)	1,652,596
Death	—	745,096	115,385	—	1,800,000	—	907,500		3,567,981
Disability	—	745,096	115,385	—	—	2,640,000	907,500		4,407,981
William E. Yocke
Without Cause or for Good Cause Prior to a Change in Control	365,000	277,052	70,192	17,228	—	—	61,109		790,581
Without Cause or for Good Cause Following a Change in Control	365,000	277,052	70,192	17,228	—	—	302,495	(4)	1,031,967
Change in Control	—	277,052	—	—	—	—	302,495	(5)	579,547
Death	—	277,052	70,192	—	1,095,000	—	302,495		1,744,739
Disability	—	277,052	70,192	—	—	1,155,000	302,495		1,804,739
Martin J. Welch
Without Cause or for Good Cause Prior to a Change in Control	420,000	404,815	80,769	23,788	—	—	91,667		1,021,039
Without Cause or for Good Cause Following a Change in Control	420,000	404,815	80,769	23,788	—	—	453,750	(4)	1,383,122
Change in Control	—	404,815	—	—	—	—	453,750	(5)	858,565
Death	—	404,815	80,769	—	1,260,000	—	453,750		2,199,334
Disability	—	404,815	80,769	—	—	2,160,000	453,750		3,099,334
Lenard T. Ormsby
Without Cause or for Good Cause Prior to a Change in Control	532,500	221,470	68,269	23,788	—	—	61,109		907,136
Without Cause or for Good Cause Following a Change in Control	532,500	221,470	68,269	23,788	—	—	261,245	(4)	1,107,272
Change in Control	—	221,470	—	—	—	—	261,245	(5)	482,715
Death	—	221,470	68,269	—	1,065,000	—	261,245		1,615,984
Disability	—	221,470	68,269	—	—	1,560,000	261,245		2,110,984
John P. Nelson
Without Cause or for Good Cause Prior to a Change in Control	375,000	152,048	49,038	18,472	—	—	36,667		631,225
Without Cause or for Good Cause Following a Change in Control	375,000	152,048	49,038	18,472	—	—	206,250	(4)	800,808
Change in Control	—	152,048	—	—	—	—	206,250	(5)	358,298
Death	—	152,048	49,038	—	750,000	—	206,250		1,157,336
Disability	—	152,048	49,038	—	—	3,125,000	206,250		3,532,336

(1)

For the year 2008, the Non-Equity Incentive Plan Compensation listed on this table reflects the cash bonus earned by each of our Named Executive Officers with respect to 2008 under the Equity Plan, which was paid in the first quarter of 2009 at the maximum level of achievement based upon the Company’s performance and the actual individual performance of each Named Executive Officer in 2008.

(2)

Disability benefits are available to all full-time employees. In the event the Named Executive Officer had been terminated due to disability, he would have been entitled to a benefit equal to 66 2/3% of his monthly salary, up to a maximum of $15,000 per month.

(3)

No additional amounts are included in this column for the acceleration of the Named Executive Officer’s stock options because as of December 31, 2008, these options did not have any intrinsic value (i.e., the exercise price of the options exceeded the fair market value of our shares of common stock as of that date).

(4)

The value for equity acceleration that is shown for termination of a Named Executive Officer’s employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(5)

The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the Named Executive Officer’s employment had been terminated.

Director Compensation

Non-employee Directors receive an annual retainer of $25,000, and are also paid cash fees of $1,000 for each Board meeting above four meetings in a calendar year, $1,500 for each Audit Committee meeting attended and $1,000 for each other committee meeting attended. The Chairman of the Board is paid an additional cash fee of $20,000 annually. Committee Chairmen are paid an additional cash fee of $10,000 annually.

In addition to the cash compensation, on May 29, 2008, each non-employee Director was granted an award of RSUs with a value of $60,000. Subject to accelerated vesting as set forth below, the RSUs will vest in full on May 29, 2009 and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents which will be reinvested in additional RSUs.

The following table sets forth a summary of the compensation we paid to our non-employee Directors in 2008:

Name	Year	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert J. Kolesar	2008	67,000	59,988	—	—	510	900	128,398
Richard W. Blakey	2008	63,000	59,988	—	—	510	646	124,144
Valerie R. Glenn	2008	43,000	59,988	—	—	510	1,062	104,560
Rose E. McKinney-James	2008	55,000	59,988	—	—	510	318	115,816
Ronald F. Mosher	2008	62,500	59,988	—	—	510	—	122,998
Katherine W. Ong	2008	62,500	59,988	—	—	510	1,369	124,367
Michael D. Rumbolz	2008	63,000	59,988	—	—	510	2,786	126,284
John P. Sande, III	2008	60,000	59,988	—	—	510	1,041	121,539

(1)	The amounts in the “Stock Awards” column relate to RSUs granted by the Company to the non-employee members of the Board of Directors under the Equity Plan in May 2008 and August 2007.

The RSUs granted in May 2008 will vest on May 29, 2009. The fair market value of each share of common stock subject to the RSUs on the date of grant for each non-employee Director was $19.21. The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent expense recognized for 2008 in the 2008 Consolidated Financial Statements in accordance with SFAS No. 123(R), excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service. There were no actual forfeitures of stock awards by any of our Directors in 2008 and all other assumptions used to calculate the expense amounts shown are set forth in Note 15 to the 2008 Consolidated Financial Statements.

(2)

The RSUs granted in August 2007 vested on May 29, 2008. The settlement of the 2007 RSUs was deferred until 6 months after termination of Board service. Dividend equivalents were granted to all non-employee Directors as follows: 9 RSUs on June 4, 2008, 9 RSUs on September 4, 2008 and 12 RSUs on December 4, 2008.

(3)

All Other Compensation includes costs associated with the Directors and their guests (i.e., spouse, family member or similar guest) attending Board meetings and/or Board activities. Specifically, for one Board retreat during 2008, each Director was allowed to bring a guest. For this retreat, the Company incurred costs for payment of, or reimbursement associated with commercial airfare, meals, sightseeing, and other similar travel and entertainment related expenses.

Indemnification of Officers and Directors

Our Articles of Incorporation require the Company to indemnify the Company’s officers and Directors to the fullest extent permitted by law. The Articles of Incorporation go on to provide, however, that no such obligation to indemnify exists as to proceedings initiated by an officer or Director unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by the Company’s Board of Directors. The Company is authorized to provide indemnification of its employees or agents, through Bylaws, agreements with agents, vote of stockholders or disinterested Directors, or otherwise, to the fullest extent permissible under Nevada law. The Company’s Bylaws define an agent as any person who is or was a Director or officer of the Company or who is or was serving at the Company’s request as a Director, officer, employee or agent of another foreign or domestic company, partnership, joint venture, trust or other enterprise, or was a Director or officer of a foreign or domestic company which was a predecessor company of us or of another enterprise at the request of the predecessor company. Indemnification is not provided where the person (a) is liable pursuant to NRS 78.138 or (b) did not act in good faith and in a manner which that person reasonably believed to be in or not opposed to our best interests, or, in the case of a criminal proceeding, had reasonable cause to believe the conduct of the person was unlawful.

The Company has entered into employment agreements with the Named Executive Officers (“NEOs”), effective January 1, 2009, as discussed above. These agreements provide that the Company shall indemnify and hold the NEOs harmless for acts or decisions made in good faith to the maximum extent allowed by law. Additionally, each NEO is generally entitled to have the Company pay all expenses, including fees of an attorney selected and retained by it to represent the NEO, actually and necessarily incurred by the NEO in connection with the defense of any act, suit, or proceeding and in connection with any related appeal, including the cost of court settlements. The agreements also provide that the Company will use its reasonable efforts to obtain coverage for the NEO against lawsuits, under any insurance policy in force during the term of the employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

This committee consists of Messrs. Blakey, Chairman, Rumbolz and Ms. Ong. None of these Directors were at any time during 2008, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. As noted below under Certain Relationships and Related Transactions, Dr. Blakey is a director of two of the medical providers on our Nevada medical provider panel. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company no less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.

No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.

Following is a list of transactions that may be considered related party transactions. The Audit Committee reviewed, approved and/or ratified each transaction.

Dr. Blakey, one of the Company’s Directors, is currently a Director and Chairman of the Board of the Reno Orthopaedic Clinic. In 2006, 2007, and 2008, EICN paid Reno Orthopaedic Clinic approximately $262,421, $266,048, and $282,197, respectively, for medical services it provided to injured workers. Dr. Blakey was formerly a member of the Board of Directors of ARC Medcenters, LLC. In 2006, 2007 and 2008, EICN paid ARC Medcenters, LLC approximately $223,134, $128,519, and $60,767, respectively, for medical services it provided to injured workers. Dr. Blakey was also formerly the Chairman of the Board of the Reno Spine Center. In 2006, 2007, and 2008, EICN paid approximately $528, $0, and $0, respectively, for medical services it provided to injured workers. EICN intends to continue its relationships with certain medical providers at Reno Orthopaedic Clinic and ARC Medcenters.

Ms. Glenn, one of the Company’s Directors, is the Chairman, President and Chief Executive Officer of MPR, dba The Glenn Group, formerly known as Rose/Glenn Group. In 2006, 2007, and 2008, the Company paid Rose/Glenn Group and/or The Glenn Group approximately $503,000, $333,026, and $436,882, respectively, for advertising services it provided to the Company. The Company plans to continue utilizing the services of The Glenn Group in 2009 for branding and marketing consultation services.

Mr. Sande, one of the Company’s Directors, is Chairman of the Board of the Reno Tahoe Open, a PGA tournament event, of which the Company was a sponsor and paid $285,000 and $282,197 in 2007 and 2008, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of April 3, 2009, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of April 3, 2009, 46,980,945 shares of common stock were outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
RS Investment Management Co. LLC	3,119,569	(1)	6.4%
388 Market Street, Suite 1700 San Francisco, CA 94111
Wellington Management Company, LLP	2,476,734	(2)	5.07%
75 State Street Boston, MA 02109
Robert J. Kolesar	8,040	(3)	*
Richard W. Blakey	9,140	(4)	*
Valerie R. Glenn	21,128	(5)	*
Rose E. McKinney-James	6,440	(6)	*
Ronald F. Mosher	9,140	(7)	*
Katherine W. Ong	7,640	(8)	*
Michael D. Rumbolz	8,140	(9)	*
John P. Sande, III	9,640	(10)	*
Douglas D. Dirks	75,350	(11)	*
Martin J. Welch	37,000	(12)	*
Lenard T. Ormsby	22,025	(13)	*
William E. Yocke	24,000	(14)	*
Ann W. Nelson	19,125	(15)	*
John P. Nelson	16,625	(16)	*
All Directors and Executive Officers as a group (14) persons	273,433		*

*	Represents less than 1%

(1)

As reported on Schedule 13G/A filed with the SEC on February 10, 2009. According to the Schedule 13G, The Guardian Life Insurance Company of America, Guardian Investor Services LLC (“Guardian Services”), RS Investment Management Co. LLC have shared voting and dispositive power with respect to 3,119,569 shares of common stock and RS Partners Fund has shared voting and dispositive power with respect to 2,225,467 shares of common stock. Guardian Insurance is an insurance company and the parent company of Guardian Services and RS Investment.

(2)

As reported on the Schedule 13G filed with the SEC on February 17, 2009. According to the Schedule 13G, Wellington Management Company, LLP has shared voting power with respect to 1,979,618 shares of common stock and shared dispositive power with respect to 2,461,326 shares of common stock.

(3)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(4)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(5)	The beneficial owner of 6,123 of such shares is The Glenn Family Trust. This number includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(6)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(7)	The beneficial owner of 3,000 of such shares is the Ronald F. Mosher Retirement Trust. This number includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(8)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(9)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(10)	Includes 3,140 restricted stock units which shall vest within 60 days after April 3, 2009.

(11)

Includes (i) 61,250 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 7,500 restricted stock units which shall vest within 60 days after April 3, 2009.

(12)

Includes (i) 31,250 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 3,750 restricted stock units which shall vest within 60 days after April 3, 2009.

(13)

Includes (i) 18,750 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 1,875 restricted stock units which shall vest within 60 days after April 3, 2009.

(14)

Includes (i) 20,000 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 2,500 restricted stock units which shall vest within 60 days after April 3, 2009.

(15)

Includes (i) 16,250 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 1,875 restricted stock units which shall vest within 60 days after April 3, 2009.

(16)

Includes (i) 13,750 shares subject to options, which were exercisable as of April 3, 2009 or which will become exercisable within 60 days after April 3, 2009 and (ii) 1,875 restricted stock units which shall vest within 60 days after April 3, 2009.

Pursuant to NRS § 693A.500, until February 5, 2012, or, if earlier, such date as the Company no longer directly or indirectly owns a majority of the outstanding voting stock of EICN, no person, other than the Company, any direct or indirect subsidiary of the Company and any employee compensation or benefit plan of the Company or any such direct or indirect subsidiary, may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership of five percent (5%) or more of any class of voting security of the Company without the prior approval of the Nevada Commissioner of Insurance of an application for such acquisition pursuant to NRS § 693A.500. On December 14, 2007, the Nevada Division of Insurance waived any ownership of stock over five percent (5%) limit as a direct result of the Company’s share repurchase program. Any such acquisition may be subject to the provisions of NRS §§ 693A.505 to 693A.525.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Employers Holdings’ Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms.

AUDIT MATTERS

Audit Committee Independence

The three members of Employers Holdings Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).

Communications with the Audit Committee

Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address:

Corporate Compliance Reporting
Employers Holdings, Inc.
465 South Meadows Parkway, Suite 20-245
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com; or

•	by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.

Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within twenty-four (24) hours. Reports of suspected violations of law and Company policies will be appropriately investigated. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2008, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Ernst & Young, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200 T; and

•

received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors at the February 25, 2009 meeting of the Board that Employers Holdings’ audited financial statements for the year ended December 31, 2008 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved this inclusion of this Audit Committee Report in this Proxy Statement.

/s/ The Audit Committee

Ronald F. Mosher, Chairman
Rose E. McKinney-James
Katherine W. Ong

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged Ernst & Young LLP (“EY”) to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2008 and the Company’s internal controls over financial reporting as of December 31, 2008. Following is the breakdown of fees paid to EY by the Company for the last two fiscal years.

Audit Fees. Fees incurred for audit services provided by EY approximated $1,809,000 and $789,000 for fiscal years 2008 and 2007, respectively. These amounts include the annual financial statement audits for the year ended December 31, 2008 and 2007; audit of the Company’s internal controls over financial reporting as of December 31, 2008; reviews of the Company’s quarterly financial statements; annual statutory audits of the Company’s insurance subsidiaries for the year ended December 31, 2008 and 2007; and comfort letters and consents related to registration statements. One hundred percent of the audit fees were pre-approved by the Audit Committee.

Audit-Related Fees. Fees incurred for audit-related services provided by EY related to employee benefit plan audits, due diligence related to acquisition activity, and Sarbanes-Oxley readiness advice approximated $223,000 and $37,000 for fiscal years ended 2008 and 2007. One hundred percent of the audit-related fees were pre-approved by the Audit Committee.

Tax fees. The Company has not incurred any tax-related fees from EY for 2008 or 2007.

All Other Fees. The Company has not incurred any other fees from EY for 2008 or 2007.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s pre-approval policies and procedures for the Auditor’s Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 2 of the “Authority, Responsibilities, and Limitations” section, the committee shall review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval shall report such approval to the Committee at the next scheduled meeting.

GOVERNANCE DOCUMENT INFORMATION

Employers Holdings’ Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company’s website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Employers Holdings’ Vice President, Investor Relations, Vicki Erickson, at (775) 327-2794.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 18, 2009. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by February 27, 2010. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 27, 2010 and not earlier than January 28, 2010.

HOUSEHOLDING INFORMATION

Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.

If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings’ transfer agent, Wells Fargo Shareholder Services (Wells Fargo) at 1-800-468-9716 or by writing to Wells Fargo Shareowner Services at P.O. Box 64854, St. Paul, MN 55164- 0854 or www.wellsfargo.com/shareownerservices. The stockholder will be sent, without charge, a hard copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL

The Board of Directors knows of no other matters which will be presented at the 2009 Annual Meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.

Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of proxies at an anticipated cost of $6,000.00, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.

So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,

Lenard T. Ormsby, Secretary
April 17, 2009

APPENDIX A-1

PROXY CARD

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2009
10:00 a.m. Pacific Daylight Time

RENO-SPARKS CONVENTION CENTER
4590 South Virginia Street
Reno, Nevada 89502

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Douglas D. Dirks, John P. Sande, III and Martin J. Welch, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 28, 2009, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” all of the Director nominees listed in Item 1 and “FOR” ratification of the Company’s independent registered public accounting firm, Ernst & Young LLP, for 2009 in Item 2.

See reverse for voting instructions.

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COMPANY #

There are four ways to vote your proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares by proxy in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 27, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/eig — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 27, 2009.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE IN PERSON

•	Mark, sign and date your proxy card and bring it to the Annual Meeting on May 28, 2009 at 10:00 a.m. (PDT) at the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada.

VOTE BY MAIL (if you have received a paper copy of the Proxy Card along with a return envelope)

•	Mark, sign and date your proxy card and mail it to Employers Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873 or in the enclosed envelope.

Ä Please detach here Ä

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01	Ronald F. Mosher	☐	Vote FOR	☐	Vote WITHHELD
		02	Katherine W. Ong		all nominees		from all nominees
		03	Michael D. Rumbolz		(except as marked)
		04	Valerie R. Glenn

(Instructions: To withhold authority to vote for any indicated nominee, Write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of the Company’s independent registered public accounting firm, Ernst & Young LLP, for 2009.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

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